Zion Oil & Gas Newsletter

July 23, 2010
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Dear Shareholder and/or Friend of Zion

Since my last update to you (on July 9, 2010) we have made much progress with the site construction for the Ma’anit-Joseph #3 well, especially the concrete platform on which the drilling rig will stand. Due to the very heavy loads involved, a solid and stable base is of the highest importance, as the safety of everyone working at the wellsite is at risk if the drilling rig is not 100% stable.

Certainly BP’s recent catastrophe with deepwater drilling in the Gulf of Mexico has underlined the need for stringent safety standards.

As previously noted, we successfully concluded the acquisition of field seismic in both our Asher-Menashe License area and our Issachar-Zebulun Permit area and the raw data is currently being processed for interpretation, both in Israel and in Houston, Texas. The data processing will take a number of weeks to produce results.

RIGHTS OFFERING ENDS

Our recent rights offering ended on July 15, 2010 and you can read the relevant press release if you click here.

The press release indicated a preliminary amount of approximately $11.5 million in valid subscriptions, however, the final amount was, in fact, approximately $12.4 million.

Although we raised significant amounts from the rights offering, we believe that the uncertain and adverse market conditions in the past weeks may have impacted negatively on the rights offering. The amounts raised in the rights offering will allow us to further our exploration and drilling program significantly although it will not by itself be sufficient to start the drilling subsidiary.

However, on the plus side, we are now able to move forward with drilling the new planned  well without delay, so we look forward to an August 2010 spud date for the M-J #3 well and eagerly anticipate drilling this well ‘deep to the Permian’ as planned.

We intend to issue the shares from the rights offering as soon as practicable, most likely within the next two weeks.

Christians United for Israel

This past week, Zion Oil & Gas sponsored both the "Night to Honor Israel" banquet and CUFI's Ambassadors' Reception, at the Fifth Annual Washington-Israel Summit of Christians United for Israel (CUFI).

The Summit took place in Washington, D.C. during July 20th to 22nd and both Pastor John Hagee and Israel's Ambassador to the U.S., Michael Oren, spoke at the banquet on Wednesday evening, July 21, 2010.

During the Summit, John Brown, Zion's Founder and Chairman, was interviewed by Pastor John Hagee and the interview was broadcast on the Daystar Television Network during the "Night to Honor Israel".

In addition, I introduced and CUFI broadcast a video about Zion at the banquet's pre-event, and the banquet's proceedings were telecast by live-feed over the Daystar Television network.

There was much interest shown in Zion’s work in Israel.

Installation of Conductor Pipe

Fully Installed Conductor Pipe

With regard to 'Operations', here is the latest news:

Ma'anit-Joseph #3 Well (M-J #3)

Well site construction has been the primary activity ongoing at the Ma’anit-Joseph #3 well for the past two weeks.  This activity involves significant amount of excavation, grading, sublayering, and compaction of soil and other materials to provide a solid, sustainable base for all equipment used during the drilling operation.

We are also building a large cement pad to serve as the drilling rig base, which must be constructed to exacting specifications so that the rig can be properly balanced and positioned when mobilized to the completed site.  Other well site construction activity includes the excavation of mud return pits which will be lined with a protective, non-permeable layer to prevent the possible seepage of drill fluids into the soil and local ground waters.

In addition to all the earth moving activities ongoing at the well site, we have also started preliminary drilling work.  This work involves the drilling of a shallow hole and installation of a short length of casing known as the conductor pipe.  (The drill rig is not needed to drill this shallow hole which is approximately 60 feet.)  This conductor pipe serves as a ‘guide’ for the drill bit when the actual drilling rig spuds the well.  The spud date incidentally is still on track for next month, August 2010.

The Issachar-Zebulun Permit Area

As previously reported, on June 16, 2010, field acquisition of new 2-dimensional seismic in the Jordan River Valley section of our Issachar-Zebulun permit area was successfully concluded.  Approximately 30 km of new seismic data was collected on Zion's behalf by the Geophysical Institute of Israel (GII).

This data is now being "processed" by a geophysical consultant in the United States into usable graphic imagery that can then be "interpreted" by our geologists in their investigation for future drilling prospects.  The processing and interpretation of this data is expected to be finalized by October 2010.

Elijah #3 Well

As previously noted, the Elijah #3 well was drilled to a depth of approximately 10,938 feet (3,334 meters) when the drill string became stuck within the Asher Volcanics section of the hole. After recovering a significant portion of the stuck drill pipe, progress in recovering the remainder of the pipe slowed and the decision was made to temporarily suspend drilling operations pending further analysis of the situation.

On June 30, 2010, GII successfully concluded field acquisition of approximately 25 km of new 2-dimensional seismic data within the Elijah #3 project area.  This data will help us to resolve certain questions regarding the geology of the area surrounding this well.

As with the seismic data collected in the Issachar-Zebulun permit area, this data will also need to be processed and subsequently interpreted.  In this case, however, we are not looking for new prospects but instead looking for greater clarity in the geology that underlies our Elijah-3 well.

Processing of the Elijah #3 seismic data is now underway and is being done by both GII and a geophysical consultant in the United States.

Ma'anit-Rehoboth #2 Well (M-R #2)

This well is currently temporarily suspended for possible future use as an offset well to the Ma'anit-Joseph #3 (M-J #3) well which is to be drilled a short distance away.

It is important to note that we are drilling to the deep "Permian" structure in the M-J #3 well; whereas the various intervals tested in the M-R #2 well consisted of shallower and younger age rocks.  As such, and despite the relative proximity of these two wells, the results of the M-R #2 well tests are not correlative to what we expect in the Permian of the M-J #3 well.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, the procurement of needed drilling permits, drilling efforts and locations, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com